EXHIBIT 10.40

Mr. Jimmy Taylor
JT & Associates, Inc.
2645 Shumard Oak Dr.
Braselton GA, 30517

August 15, 2008

Dear Jimmy:

This is to confirm that BioDrain Medical, Inc. (the “Company”) has approved an agreement between the Company and JT& Associates to issue a warrant to purchase 75,000 shares of the Company’s stock in conjunction with our verbal agreement with you relating to the search for the Vice President of Sales and Marketing position.    The warrants will be priced at $.46 per share, will have a five-year term and will be subject to the Company’s standard Warrant Agreement, which will be issued to you upon commencement of the candidate’s employment with the Company.  If this meets with your understanding, please sign and return to me at your earliest convenience.

Jimmy, we appreciate your continued support and look forward to working with you in the future.  Thank you.

Sincerely,

/s/ Kevin R. Davidson	/s/ Jimmy Taylor
Kevin R. Davidson	Jimmy Taylor
President & CEO	JT & Associates, Inc.

BioDrain Medical, Incorporated
2060 Centre Pointe Boulevard | Suite 7 | Mendota Heights, Minnesota, USA 55120-1269
Phone:  +1-651-389-4800 | fax: +1-651-389-4801 | www.biodrainmedical.com